UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2013 (September 9, 2013)

WRITERS’ GROUP FILM CORP.

8200 Wilshire Blvd. Suite 200
Beverly Hills, CA90211
310.461.3737

Delaware	333-147959	56-2646829
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 9, 2013 Writers’ Group Film Corp., a Delaware corporation (the “Company”), entered into an Investment Agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (the “Investor”). Pursuant to the Investment Agreement, and subject to certain restrictions and conditions, the Company may issue and sell to the Investor, and the Investor shall purchase from the Company, up to that number of shares of the Company’s common stock having an aggregate purchase price of ten million dollars ($10,000,000), over a period of 36 months from the first trading day following the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the Investment Agreement.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum number of shares of common stock that the Company is entitled to put to the Investor in any one draw down notice is the greater of either: (i) two hundred percent (200%) of the average daily volume (U.S. market only) of the Company’s common stock for the three (3) trading days prior to the date of delivery of the applicable draw down notice, multiplied by the average of the three (3) daily closing prices immediately preceding the notice date or (ii) one hundred thousand US dollars ($100,000).

The purchase price shall be set at ninety-five percent (95%) of the lowest daily volume weighted average price (VWAP) of the Common Stock during the five (5) consecutive trading day period beginning on the date of delivery of the applicable draw down notice. The Company has the right to withdraw all or any portion of any put, except that portion of the put that has already been sold to a third party, including any portion of a put that is below the minimum acceptable price set forth on the put notice, before the closing.

There are put restrictions applied on days between the draw down notice date and the closing date with respect to that particular put. During such time, the Company shall not be entitled to deliver another draw down notice. In addition, the Investor will not be obligated to purchase shares of the Company’s common stock if: (i) there is no effective registration statement to cover the resale of the shares of common stock; (ii) the common stock is suspended from trading or the Company is notified of any pending or threatened proceeding or other action to suspend the trading of the common stock; (iii) the Company has not complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement or any other related agreement; (iv) certain other conditions described in the Investment Agreement are not met.

The Investment Agreement also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. The Investment Agreement further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below). Investors should read the Investment Agreement together with the other information concerning the Company that the Company publicly files in reports and statements with the Securities and Exchange Commission (the “SEC”).

Pursuant to the terms of a Registration Rights Agreement dated September 9, 2013 between the Company and the Investor (the “Registration Rights Agreement”), the Company is obligated to file one or more registrations statements with the SEC to register the resale by the Investor of the shares of Common Stock issued or issuable under the Investment Agreement. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement remain effective by the SEC as provided for in the Investment Agreement. In connection with the preparation of the Investment Agreement and the Registration Rights Agreement, the Company paid the Investor a document preparation fee in the amount of $5,000.

The foregoing description of each of the Investment Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Investment Agreement and the Registration Rights Agreement, respectively, which are filed as Exhibit 10.1 and 10.2 to this Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

The Company will issue a press release on September 16, 2013 regarding entry into the Investment Agreement, which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Investment Agreement by and between Writers’ Group Film Corp. and Dutchess Opportunity Fund, II, LP, dated as of September 9, 2013

10.2	Registration Rights Agreement by and between Writers’ Group Film Corp. and Dutchess Opportunity Fund, II, LP, dated as of September 9, 2013

99.1	Press Release dated September 16, 2013

SIGNATURE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRITERS GROUP FILM CORP.

Dated: September 13, 2013	By:	/s/ Eric Mitchell
Eric Mitchell